8. REORGANIZATION
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On March 12, 1999, the Montgomery U.S. Emerging Growth Fund, as listed below ("Acquiring Fund"), acquired substantially all of the assets and liabilities of the Montgomery Small Cap Opportunities Fund, as listed below ("Acquired Fund"), in a tax-free reorganization in an exchange for shares of the
Acquiring Fund, pursuant to a plan of reorganization approved by the Board of Trustees and shareholders of the Acquired Fund. The net assets of the Small Cap Opportunities Fund were exchanged for Class R shares of the U.S. Emerging Growth Fund. Net assets as of the reorganization date were as follows:


Acquiring Fund				Acquired Fund

U.S. Emerging Growth Fund		Small Cap Opportunities Fund



Total Net Assets of Acquired Fund	Total Net Assets of Acquiring Fund

60,368,324				336,278,948



Total Net Assets of Acquiring
Fund After Acquisition			Acquired Fund Unrealized Appreciation

396,647,272				9,632,288






The shareholders of the Montgomery Small Cap Opportunities Fund voted on the proposed plan of reorganization, which included the transfer of all assets of the Fund to the Montgomery U.S. Emerging
Growth Fund and the distribution to the Funds shareholders shares of the U.S. Emerging Growth Fund.
The number of shares voted was as follows (unaudited):

Voted For	Voted Against		Abstained

2,151,559	65,353			128,323

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